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                                   EXHIBIT 11


                STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS



                                                   Year             Year              Year
                                                   Ended            Ended            Ended
                                              March 31, 1998    March 31, 1997    March 31, 1996
                                              --------------    --------------    --------------

Net loss                                       $ (9,771,131)     $(18,797,818)     $(13,747,084)
                                               ============      ============      ============
Calculation of shares outstanding:

     Weighted average common shares
        outstanding used in calculating
        net loss per share in accordance
        with generally accepted accounting
        principles                               20,834,085        18,288,334        14,774,584
                                               ------------      ------------      ------------


        Total                                    20,834,085        18,288,334        14,774,584
                                               ============      ============      ============

Basic and diluted loss per common share        $      (0.47)     $      (1.03)     $      (0.93)
                                               ============      ============      ============
